UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/03/2008

NETGEAR, INC
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50350

DE	770419172
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4500 Great America Parkway, Santa Clara, CA 95054
(Address of principal executive offices, including zip code)

408-907-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Material Compensatory Plan

Stockholder Approval of the NETGEAR, Inc. Executive Bonus Plan

On June 3, 2008, NETGEAR, Inc. ("Netgear" or the "Company") held its annual stockholders' meeting (the "Stockholders' Meeting") to vote on, among other items, a proposal to adopt the NETGEAR, Inc. Executive Bonus Plan (the "Plan"), which is an incentive award plan for executive officers that is designed to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company's Board of Directors (the "Board"), prior to the Stockholders' Meeting, approved the Plan, subject to stockholder approval at the Stockholders' Meeting, and the Company's stockholders approved the Plan at the Stockholders' Meeting.

The material features of the Plan are described below. This summary is subject to, and qualified in its entirety by, the full text of the Plan, which was previously filed as Appendix B to the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 28, 2008 and is incorporated herein by reference.

Purpose

The purpose of the Plan is to motivate key executives to perform to the best of their abilities and to achieve the Company's objectives. The Plan accomplishes this by paying awards under the Plan only after the achievement of the specified goals.

The Plan also is designed to qualify as "performance-based" compensation under section 162(m) of the Internal Revenue Code. Under section 162(m), the Company may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and certain other highly compensated executive officers to the extent that any of these persons receives more than $1 million in any one year. However, if we pay compensation that is "performance-based" under section 162(m), the Company still can receive a federal income deduction for the compensation even if it is more than $1 million during a single year. The Plan allows us to pay incentive compensation that is performance-based and therefore fully tax deductible on the Company's federal income tax return.

Eligibility to Participate

The Compensation Committee selects which of our employees (and employees of our affiliates) will be eligible to receive awards under the Plan. The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because the Compensation Committee has discretion to select the participants. However, it is expected that our Chief Executive Officer and all of his direct reportees will participate in the Plan in any year.

Target Awards and Performance Goals

Each performance period, the Compensation Committee assigns each participant a target award and performance goal or goals that must be achieved before an award actually will be paid to the participant. The participant's target award is generally expressed as a percentage of his or her base salary at the end of the fiscal year, but may be designated as a dollar amount or some other fashion as the Compensation Committee may determine. The performance goals require the achievement of objectives for one or more of: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; pre-tax profit; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; net operating earnings; gross or operating margin; profit margin, debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; new product introductions; delivery performance; safety record; stock price; individual objectives; and total stockholder return.

Actual Awards

After the performance period ends, the Compensation Committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant's target award based on the level of actual performance attained. However, the Plan limits actual awards to a maximum of $3,000,000 per person in any performance period, even if the formula otherwise indicates a larger award.

Actual awards generally are paid in cash within three and one-half months after the performance period ends. If a participant terminates employment before the end of the performance period in which the bonus is to be earned, the Compensation Committee has discretion to pay out part or all of the award otherwise earned.

Administration, Amendment and Termination

The Compensation Committee administers the Plan. Members of the Compensation Committee must qualify as outside directors under section 162(m). Subject to the terms of the Plan, the Compensation Committee has the authority, in its discretion, to make any and all decisions regarding the administration of the Plan, including selecting employees eligible to receive awards, determining the target award for each participant, determining the performance goals that must be achieved before any actual awards are paid, determining formulas to increase or decrease an award to reflect actual performance versus the predetermined performance goals and interpreting the provisions of the Plan.

The Compensation Committee may amend or terminate the Plan at any time and for any reason. An amendment also will be submitted for stockholder approval if necessary to maintain the Plan's compliance with Section 162(m).

Item 9.01.    Financial Statements and Exhibits

Exhibit No.   Description

10.1               NETGEAR, Inc. Executive Bonus Plan (incorporated by reference to Appendix B of the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 28, 2008).

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETGEAR, INC

Date: June 03, 2008	By:	/s/ Albert Y. Liu
Albert Y. Liu
Vice President, Legal & Corporate Development